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                                                                 Exhibit 99.(g)


                           INVESTMENT ADVISORY AGREEMENT

                                 by and between

                      GLENWOOD CAPITAL INVESTMENTS, L.L.C.
                                       and
                MAN-GLENWOOD LEXINGTON ASSOCIATES PORTFOLIO, LLC

      AGREEMENT made as of the 20th day of January, 2003 between Glenwood Capital Investments, L.L.C., a limited liability company organized under Illinois law (the "Adviser"), and Man-Glenwood Lexington Associates Portfolio, LLC, a limited liability company organized under Delaware law (the "Company").
                                    RECITALS

      WHEREAS, the Company is engaged in business as a closed-end, non-diversified, management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser is engaged in the business of rendering investment management and advisory services and is registered under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Company desires to retain the Adviser to render management and investment advisory services in the manner and on the terms and conditions hereinafter set forth; and

      WHEREAS, the Adviser desires to be retained to perform services on said terms and conditions;

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.    Appointment of the Adviser.

      The Board of Managers of the Company (the "Board") hereby appoints the Adviser to act as manager and investment adviser for the Company for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.    Duties and Responsibilities of the Adviser.

      (a)   Investment Advisory Services.

      The Adviser:
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      (i)   shall develop, implement and supervise a continuous investment program for the Company in a manner consistent with the investment objectives and policies of the Company;

      (ii) shall provide advice and recommendations to the Company with respect to its investments, investment policies and purchases and sales of securities;

      (iii) shall arrange for the purchase and sale of such securities;

      (iv) specifically allocate Company assets among hedge fund investments and regularly evaluate each hedge fund investment to determine whether its investment program is consistent with the Company's investment objective and whether each hedge fund investment's investment performance and other criteria are satisfactory;

      (v) specifically reallocate Company assets among hedge fund investments, terminate its relationship with hedge funds and select additional hedge fund investments subject in each case to the ultimate supervision of, and any polices established by, the Board; and

      (vi) shall take such further action as the Adviser shall deem necessary or appropriate.

            The Adviser is authorized, subject to the approval of the Board and interest holders of the Company, to retain one of its affiliates to provide any or all of the investment advisory services required to be provided to the Company or to assist the Adviser in providing these services, subject to the requirement that the Adviser supervise the rendering of any such services to the Company by its affiliates.

      (b)   Reports to the Company.

      The Adviser shall furnish to or place at the disposal of the Company such information, reports, evaluations, analyses and opinions as the Company may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Company.

      (c) Administration Services, Personnel, Office Space, and Facilities of Adviser.

      The Adviser at its own expense shall furnish or provide and pay the cost of: accounting and legal support services; provision of office space, personnel, telephone and utilities; general supervision of the entities which are retained by the Fund to provide accounting services, investor services and custody services to the Fund; assisting in the drafting and updating of the Fund's registration statement, including its prospectus and statement of additional information; reviewing, approving and assisting in the preparation of regulatory filings with the Securities and Exchange Commission (the "Commission") and state securities regulators and other Federal and state regulatory authorities; preparing reports to and other informational materials for members of the Fund ("Members") and assisting in the preparation of proxy statements and other Member communications; monitoring the Fund's compliance with Federal and state regulatory requirements (other than those relating to investment compliance); reviewing accounting records


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and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's administrator, legal counsel and independent auditors; assisting in the preparation and filing of Fund tax returns; assisting coordinating and organizing meetings of the Board and meetings of Members as may be called by the Board from time to time; preparing materials and reports for use in connection with meetings of the Board; maintaining and preserving those books and records of the Fund not otherwise required to be maintained by the Fund's other administrator or custodian; reviewing and arranging for payment of the expenses of the Fund; assisting the Fund in conducting periodic repurchases of interests in the Fund ("Interests"); and such other services that the Fund and Administrator shall agree to from time to time, as the Adviser requires in the performance of its investment advisory and other obligations under this Agreement.

3.    Allocation of Expenses.

      (a)   Expenses Paid by Adviser.

      The Adviser shall bear the cost of rendering the investment management and supervisory services.

      (b)   Expenses Paid by the Company.

      The Company assumes and shall pay or cause to be paid all other expenses of the Company, including without limitation: all costs and expenses directly related to portfolio transactions and positions for the Company's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in portfolio securities; all costs and expenses associated with the registration of the Company under, and compliance with, any applicable federal or state laws; attorneys' fees and disbursements associated with updating the Company's registration statement, prospectus and other offering related documents; the costs and expenses of holding meetings of the Board and any meetings of interest holders of the Company, including legal costs associated with the preparation and filing of proxy materials; the fees and disbursements of the Company's counsel, legal counsel to the Board managers who are not "interested persons" (as defined in the 1940 Act) of the Company or the Adviser, independent accounts for the Company and other consultants and professionals engaged on behalf of the Company; the management fee paid by the Company to the Adviser; the fees payable to various service providers pursuant to the Company's agreements with those providers; the costs of a fidelity bond and any liability insurance obtained on behalf of the Company or the Adviser; all costs and expense of preparing, setting in type, printing and distributing reports and other communications to the interest holders of the Company; all expenses of computing the Company's net asset value, including any equipment or services obtained for these purposes; all charges for equipment or services used in communicating information regarding the Company's transactions among the Adviser and any custodian or other agent engaged by the Company; and such other types of expenses as may be approved from time to time by the Board.


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4.    Compensation.

      (a)   Management Fee.

      For the services and facilities to be provided by the Adviser as provided in Paragraphs 2 and 3(a) hereof, the Company shall pay to the Adviser a fee computed at the annual rate of 1.75% of the aggregate value of its outstanding Interests determined as of the last day of each month and payable each calendar quarter (before any repurchases of Interests). The management fee shall be paid promptly after the end of each such quarter.

      (b)   Proration.

      In the event this Agreement is terminated as of a date other than the last day of any quarter, the Company shall pay the Adviser a pro rata portion of the amount that Company would have been required to pay, if any, had this Agreement remained in effect for the full quarter.

5.    Company Transactions.

      In connection with the management of the investment and reinvestment of the assets of the Company, the Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company and is directed to use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis.

      The Adviser may, to the extent permitted under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), cause the Company to pay a broker or dealer that provides brokerage or research services to the Adviser or the Company an amount of commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided in terms of that particular transaction or the Adviser's overall responsibilities to the Company. In addition, subject to seeking "best execution" and in compliance with the Conduct Rules of the National Association of Securities Dealers, Inc., the Adviser also may consider sales of Interests in the Company as a factor in the selection of brokers and dealers. In this regard, the Company reserves the right to direct the Adviser to effect transactions in securities through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses which the Company is required to pay or for which the Company is required to arrange payment pursuant to this Agreement; or (ii) recognize broker-dealers for the sale of Interests in the Company. In addition, the Company hereby agrees that any entity or person associated with the Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange to the extent and as permitted by Section 11(a)(1)(H) of the 1934 Act.


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6.    Ownership of Records.

      All records required to be maintained and preserved by the Company pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Company are the property of the Company and will be surrendered by the Adviser promptly on request by the Company.

7.    Relations with the Company.

      Subject to and in accordance with the Limited Liability Company Agreements ("LLC Agreements") of the Company and of the Adviser, respectively, it is understood that Board managers, interest holders and agents of the Company are or may be interested in the Adviser (or any successor thereof) as managers, interest holders or otherwise, that managers, interest holders or agents of the Adviser are or may be interested in the Company as Board managers or interest holders or otherwise, that the Adviser (or any such successor) is or may be interested in the Company as an interest holder or otherwise and that the effect of any such interests shall be governed by said LLC Agreements.

8.    Liability of the Adviser.

      To the extent consistent with applicable law, and in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under this Agreement, neither the Adviser nor any of its managers, interest holders, agents or assigns shall be liable for any loss the Company sustains for any investment, adoption of any investment policy, or the purchase, sale or retention of any security.

9.    Duration and Termination of this Agreement.

      (a)   Duration.

      This Agreement shall be executed and become effective on the first date upon which the Agreement shall have been approved by a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Company. Unless terminated as herein provided, this Agreement shall remain in full force and effect through January 20, 2005, and shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by either the Board or by vote of a majority of the outstanding voting interests (as defined in the 1940 Act) of the Company, and (b) in either event by the vote of a majority of the Board managers who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      Any approval of this Agreement by the holders of a majority of the outstanding interests (as defined in the 1940 Act) of the Company shall be effective to continue this Agreement notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding interests of the Company affected thereby, and (b) that this Agreement has not been approved by the vote of a majority of the outstanding interests of the Company, unless such approval shall be required by any other applicable law or otherwise.


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      (b)   Termination.

      This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board or by vote of a majority of the outstanding interests (as defined in the 1940 Act) of the Company, or by the Adviser on sixty days' written notice to the other party.

      (c)   Automatic Termination.

      This Agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act and rules thereunder).

10.   Services Not Exclusive.

      The services of the Adviser to the Company hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11.   Use of Names.

      The Adviser may act as investment adviser for any other person, firm or corporation and use the names "Man," "Glenwood," "Man-Glenwood" or "Lexington" in connection with other investment companies, registered or unregistered, for which it or its affiliates may act as investment adviser or general distributor. If the Adviser shall no longer act as investment adviser of the Company, the Adviser may withdraw the right of Man-Glenwood Lexington, LLC ("Lexington") and/or the Company to use the names "Man," "Glenwood," "Man-Glenwood," or "Lexington" as part of its name, or in any other manner.

12.   Miscellaneous.

      (a)   Amendment of Agreement.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

      (b)   Severability.

      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      (c)   Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.


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      (d)   Counterparts.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (e)   Headings.

      The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (f)   Entire Agreement.

      This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

      (g)   Liability of Board Managers and Interest Holders.

      Any obligations of the Company under this Agreement are not binding upon the Board of Managers or the Company's interest holders individually but are binding only upon the assets and property of the Company. The Adviser represents that it has notice of the provisions of the Limited Liability Company Agreement of the Company disclaiming Member and Manager liability for acts and obligations of the Company.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


Glenwood Capital Investments, L.L.C.       Man-Glenwood Lexington Associates
                                           Portfolio, LLC

By:                                        By:
   ---------------------------------          ----------------------------------
Name:                                      Name:
Title:                                     Title:


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